Free translation from Portuguese

Exhibit Number: 4.10

SHARE PURCHASE AGREEMENT

This share purchase agreement (“Agreement”), dated January 19, 2009, is entered into by and between:

(I) The parties listed and identified in Exhibit A (hereinafter referred to as “Group A Sellers”);

(II) The parties listed and identified in Exhibit B (hereinafter referred to as “Group B Sellers”); and

(III) The parties listed and identified in Exhibit C (hereinafter referred to as “Buyer”).

Group A Sellers and Group B Sellers are jointly referred to as “Sellers”.

And also, as intervening party,

(IV) The parties listed and identified in Exhibit D (hereinafter referred to as “Intervening Party”).

Buyer, Sellers and Intervening Party shall be jointly referred to as “Parties” or “Party”, as the context may require.

INITIAL CONSIDERATIONS

(a) WHEREAS Group A Sellers are the lawful owners of one billion, one hundred and fifty-five million, four hundred and fifty-four thousand and forty-seven (1,155,454,047) shares issued by Arapar S.A., a corporation with its principal place of business in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Augusto Severo, 8 – 7th floor, enrolled with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 29.282.803/0001-68 and its articles of incorporation registered with the Commercial Registry of the State of Rio de Janeiro under NIRE No. 33.3.0026230-0 (“Arapar”), of which eight hundred and ninety-three million, eight hundred and forty-two thousand and nine hundred and sixty-three (893,842,963) are common shares and two hundred and sixty-one million, six hundred and eleven thousand and eighty four (261,611,084) are preferred shares (“Arapar Shares”);

(b) WHEREAS Group B Sellers are the lawful owners of one hundred and thirty million, four hundred and twelve thousand and five hundred (130,412,500) shares issued by São Teófilo Representação e Participações S.A., a corporation with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida Eusébio Matoso, 891 – 22nd floor, enrolled with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 03.214.652/0001-17 and its articles of incorporation registered with the Commercial Registry of the State of São Paulo under NIRE No. 35.300.325.516 (“São Teófilo”), of which sixty-five million, nine hundred and three thousand and six hundred and fifty-six (65,903,656) are common shares and sixty four million, five hundred and eight thousand, eight hundred and forty-four (64,508,844) are preferred shares (“São Teófilo Shares”);

(c) WHEREAS Arapar and São Teófilo are jointly the lawful owners of one hundred and twenty-seven million, five hundred and six thousand, four hundred and fifty-seven (127,506,457) common registered shares, with no par value, representing approximately twenty-eight percent (28%) of the voting capital stock of Aracruz Celulose S.A., a corporation with its principal place of business in the City of Aracruz, State of Espírito Santo, at Aracruz Highway/Barra do Riacho, km 25, no number, enrolled with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 42.157.511/0001-61 (“Company”) (“Company’s Shares”); ;

(d) WHEREAS the only and exclusive business of Arapar and São Teófilo is to hold the Company’s Shares;

(e) WHEREAS Group A Sellers intend to sell all Arapar’s Shares and Buyer intends to purchase them;

(f) WHEREAS Group B Sellers intend to sell all São Teófilo’s Shares and Buyer intends to purchase them;

(g) WHEREAS on February 5, 2003, Sodepa Sociedade de Empreendimentos, Publicidade e Participações S.A., subsequently succeeded by Arainvest Participações S.A. (“Arainvest”) and Arapar S.A., entered into a Shareholders Agreement regarding the Company, with the adhesion of São Teófilo on August 1, 2008 ("Shareholders Agreement"); and

(h) WHEREAS the carrying out of such purchase and sale is conditioned upon compliance with all requirements and obligations to permit the indirect sale and transfer of the Company’s Shares to Buyer as established in the Shareholders Agreement.

The Parties RESOLVE to enter into the Agreement, which shall be governed by the following terms and conditions:

I – PURCHASE AND SALE; PRICE AND CLOSING; WARRANTIES

1.1. Pursuant to this Agreement, each of the Sellers, irrevocably and irreversibly, agrees to sell Arapar’s Shares and São Teófilo’s Shares to Buyer, which agrees to purchase such Shares by January 21, 2009 (“Closing Date”).

1.2. For the purchase and sale of Arapar’s Shares and São Teófilo’s Shares, Buyer shall pay to Sellers the certain and agreed upon price corresponding to R$21.2538 per each Company’s Share, thus amounting to two billion, seven hundred and ten million Reais (R$2,710,000,000.00) (“Price”), which shall be subject to adjustment pursuant to item 1.2.1 below.

1.2.1. Buyer hereby agrees, in case of a direct or indirect sale, whether full or partial, in any way or form, of the Shares of the Company or its successor by Buyer, (i) within one (1) year as from the Closing Date, and (ii) for a share price exceeding the Price, to pay to Sellers, as adjustment to the Price, the excess amount received by Buyer, which adjustment shall be paid by Buyer in a lump sum, in cash, in Brazilian currency, within at most thirty (30) days as from the sale event (in any way or form) of the Company’s Shares. Such sale does not apply to a secondary offering held on the stock market through an authorized financial institution or in case of a direct or indirect sale, whether full or partial, in any way or form, to the National Bank for Economic and Social Development – BNDES or a company controlled by it.

1.3. The Price shall be paid by Buyer to Sellers in six (6) installments, on the dates established below or on the next business day should any of the dates below fall in a non-banking day in the Cities of Rio de Janeiro and São Paulo:

(a) five hundred million Reais (R$500,000,000.00) on the Closing Date;

(b) five hundred million Reais (R$500,000,000.00) on July 2, 2009;

(c) five hundred million Reais (R$500,000,000.00) on January 04, 2010;

(d) five hundred million Reais (R$500,000,000.00) on June 30, 2010;

(e) four hundred and ten million Reais (R$410,000,000.00) on January 3, 2011; and

(f) three hundred million Reais (R$300,000,000.00) on July 1, 2011.

1.3.1. Buyer’s failure to pay, whether fully or in part, any of the installments of the Price on the dates and amounts provided for in items 1.3(a) to 1.3(f) above shall make Buyer to be automatically in default, irrespectively of any notice or court summons, as regards the installment due and unpaid, and such installment shall be restated by the reference rate of the Settlement and Custody Special System for federal notes, accruing monthly and disclosed by the Central Bank of Brazil (“Selic Rate”) or any other index that legally replaces such Selic Rate, as from the date of maturity up to the actual payment.

1.3.2. Should Buyer’s default as mentioned in item 1.3.1 above persist over ten (10) days, Sellers may, irrespectively of any notice or court summons, declare all installments of the Price not yet paid as due in advance and, in such case, the default installment pursuant to item 1.3.1 above and the installments due in advance shall be restated by the Selic Rate as from the Closing Date to the actual payment thereof.

1.3.3. The Parties hereby agree that should Buyer increase its capital stock in cash and/or credits after the date hereof up to the maturity date of the second installment of the Price, Buyer shall be entitled, but shall not be required, to partially advance the credit to Sellers regarding the second installment of the Price due to them pursuant to item 1.3(b) above in an amount of one hundred million Reais (R$100,000,000.00), using such amount to subscribe and pay in, on behalf of Sellers and in the proportion each one of them is entitled to receive the Price, a certain number of preferred shares issued by Buyer (“Payment in Registered Preferred Shares of Buyer”).

1.3.3.1. Sellers, for the specific purposes of item 1.3.3 above, hereby name and appoint the Intervening Party as their true and lawful attorney-in-fact, with irrevocable powers to sign, on behalf of Sellers, any and all documents necessary to actually make the Payment in Registered Preferred Shares of Buyer, including, but not limited to, subscription bulletins and list of attendance at shareholders meetings of Buyer. Buyer and Intervening Party agree that the Payment in Registered Preferred Shares of Buyer is restricted (i) to the first capital increase of Buyer made after the date hereof and before the maturity of the second installment of the Price, fully failing to be valid and effective should it be not exercised on that occasion, (ii) to the subscription and paying up of preferred shares of Buyer, and it cannot be used for subscription and paying up of common shares or any other security issued by Buyer and/or Intervening Party, (iii) solely and exclusively up to an amount of one hundred million Reais (R$100,000,000.00) advanced from the second installment of the Price as provided for in item 1.3(b) above, and no other credit of Sellers against Buyer and/or Intervening Party may be used for such purpose, (iv) shall comply with the portion of the Price to which each of Sellers is entitled; and (v) to the issuance price of such preferred shares issued by Buyer and purchased through Payment in Registered Preferred Shares of Buyer.

1.3.3.2. Issuance and delivery of preferred shares to Sellers, by virtue of the Payment in Registered Preferred Shares of Buyer, shall partially release the second installment of the Price for an amount of one hundred million Reais (R$100,000,000.00), which shall remain valid, due and payable in an amount of four hundred million Reais (R$400,000,000.00), Sellers agreeing to return to Buyer the Promissory Notes representing such installment against issuance and delivery by Buyer of new promissory notes on the same terms as the Promissory Notes for a new amount of the second installment of the Price. Buyer hereby agrees, irrevocably and irreversibly, that there shall be no restriction as to the sale by Sellers of preferred shares issued by Buyer and purchased through the Payment in Registered Preferred Shares of Buyer.

1.4. Concurrently with the execution of this Agreement, Buyer delivers to Banco de Investimentos Credit Suisse (Brasil) S.A. promissory notes linked to this Agreement, to the order of Sellers, in the amount of the installments of the Price set forth in items 1.3(a) to 1.3(f) above and with maturity dates according to the payment dates established in items 1.3(a) to 1.3(f) above for the installments of the Price, according to the draft included in Exhibit 1.4 hereof (“Promissory Notes”).

1.4.1. The Promissory Notes shall remain deposited in guarantee with Banco de Investimentos Credit Suisse (Brasil) S.A., having Banco de Investimentos Credit Suisse (Brasil) S.A. irrevocable powers, irrespectively of any statement of the Parties, to deliver the Promissory Notes to Sellers on the Closing Date.

1.4.2. Sellers hereby agree that the transfer of the Promissory Notes is authorized only between Sellers, including their causa mortis successors, irrespectively of any declaration and/or agreement of Buyer, Sellers being also assured the possibility to submit the Promissory Notes in guarantee to third parties, provided that such third parties are fully aware of the prohibition to transfer the Promissory Notes. The restriction to transmission, under no circumstance, shall harm or withdraw from the Promissory Notes their other characteristics of negotiable instrument.

1.5. The installments of the Price shall be paid by Buyer to Sellers on the respective dates of maturity as provided for in item 1.3 above, in immediately available funds, and Buyer shall make the applicable withholdings according to the respective taxation condition of each of Sellers, pursuant to Exhibit 1.5(a), through Electronic Transfer of Funds (“TED”) of the funds to the current accounts indicated by Sellers in Exhibit 1.5(b).

1.5.1. Receipt of payment of the installments of the Price by Sellers through TED shall imply release to Buyer and/or Intervening Party, as the case may be, of payment of the respective installment of the Price, and the evidence of payment of TED shall be a receipt for all purposes.

1.5.2. Upon evidence of the full and definitive payment of each installment of the Price, Sellers agree to return to Buyer the Promissory Notes corresponding to the installment of the Price actually paid, which shall be cancelled ipso jure, failing to produce thereafter any effects between the Parties.

1.5.3. In case of loss by any of Sellers of their Promissory Notes, the loss shall be informed in writing to Buyer and Seller shall be liable before Buyer should any third party demand payment based on the lost Promissory Note. In such case, Buyer may not withhold, delay or fail to pay the corresponding installment of the Price.

1.6. Buyer hereby agrees, irrevocably and irreversibly, to fully bear the costs and expenses relating to any legal or extrajudicial proceeding, including fees of counsel, necessary for collection by Sellers of the amounts due by Buyer based on the Promissory Notes.

1.7. On the Closing Date there shall occur the consummation of the purchase and sale of Arapar’s Shares and São Teófilo’s Shares to be carried out at the offices of Barbosa, Mussnich & Aragão – Advogados located in the City and State of Rio de Janeiro, at Av. Almirante Barroso, 52, 31st floor, or in any other location to be mutually agreed upon by the Parties, with the performance of the following acts by the Parties:

(a) Sellers shall deliver to Buyer a statement of deposit account issued by the financial institution in charge of the deposit and book-entry of the Company’s Shares (“Book-entry Agent”) certifying that Arapar and São Teófilo are holders of the Company’s Shares free and clear of any liens, restriction and encumbrances of any nature, except for the subject-matter of the Shareholders Agreement;

(b) Group A Sellers shall sign Arapar’s Shares Transfer Register transferring to Buyer all and not less than all Arapar’s Shares, free and clear of any liens, restriction and encumbrances of any nature;

(c) Group B Sellers shall sign São Teófilo’s Shares Transfer Register transferring to Buyer all and not less than all São Teófilo’s Shares, free and clear of any liens, restriction and encumbrances of any nature;

(d) Buyer shall evidence the payment of the first installment of the Price established in item 1.3(a) above for Sellers through TED; and

(c) Sellers shall receive the Promissory Notes corresponding to the installments of the Prices provided for in items 1.3(b) to 1.3(f).

1.8. The Parties agree to enter into and perfect all other documents, agreements, terms and other instruments, as well as perform any other acts that are necessary or proper for the consummation and/or implementation of the transaction established in this Agreement.

II – SHAREHOLDERS AGREEMENT

2.1. Buyer acknowledges, irreversibly and irrevocably and for all purposes of the law, the Shareholders Agreement and that the purchase and sale of Arapar’s Shares and São Teófilo’s Shares which are the subject-matter of this Agreement shall be subject to the right of first refusal established in Section IV of the Shareholders Agreement and to the tag-along right of the common shares issued by the Company and held by Arainvest linked to the Shareholders Agreement (“Linked Shares”), pursuant to Section VI and Section 4.2.(d) of the Shareholders Agreement.

2.1.1. Considering the purpose of Sections IV and VI of such Shareholders Agreement, Buyer shall be liable for notifying Arainvest of the contents of this Agreement within twenty-four (24) hours after entering into of this Agreement, and Buyer, irrevocably and irreversibly, shall indemnify, defend and hold Sellers harmless of any claim or questioning made by Arainvest based on the Shareholders Agreement, even if pursuant to item 2.5 below.

2.1.2. Buyer agrees to include in the notice to Arainvest mentioned in item 2.1.1 above the following statement: “Buyer declares, under the penalty of the law, that there are no other amounts or benefits being offered, paid, prior to or subsequently to the Agreement, or promised to be paid, in any way, by virtue of other transactions, directly or by a third person, to Sellers”.

2.1.3. Buyer agrees, irrevocably and irreversibly, not to carry out directly or indirectly any amendments to the By-laws of Arapar and/or São Teófilo rendering it impossible for Arainvest to exercise its rights provided for in the Shareholders Agreement.

2.2. Should Arainvest timely exercises its right of first refusal in the purchase of the Company’s Shares or Arapar’s Shares or São Teófilo’s Shares, pursuant to Section IV of the Shareholders Agreement, Buyer agrees, irrevocably and irreversibly, to transfer the Company’s Shares, Arapar’s Shares or São Teófilo’s Shares, as the case may be, to Arainvest.

2.2.1. Should Arainvest exercise its right of first refusal against the transfer of the Company’s Shares or Arapar’s Shares or São Teófilo’s Shares, as the case may be, to Arainvest, Arainvest shall (i) adhere to this Agreement as buyer, Arainvest becoming subrogated in the obligations of Buyer established in this Agreement, also as regards the payment of the installments of the Price provided for in items 1.3(a) to 1.3(f) above; (ii) issue new promissory notes in replacement of the Promissory Notes on the same terms and conditions; and (iii) reimburse Buyer for the amount of the installment of the Price established in item 1.3(a) above.

2.2.1.1. Should Arainvest exercise its right of first refusal pursuant to item 2.2.1, Sellers agree to return the Promissory Notes to Buyer upon receipt of the new promissory notes issued by Arainvest.

2.2.2. Against the reimbursement of the first installment of the Price provided for in item 1.3(a) above by Arainvest and return of the Promissory Notes by Sellers, in order to guarantee Arainvest’s rights based on the Shareholders Agreement and permit due compliance with the provisions of the Shareholders Agreement, in case of timely exercise by Arainvest of its right of first refusal, Buyer grants to Arapar Persons Responsible and São Teófilo Persons Responsible, as representatives of Sellers, irrevocably, irreversibly and unconditionally, pursuant to article 684 of the Brazilian Civil Code, exclusive and specific powers for Arapar Persons Responsible and São Teófilo Persons Responsible, always jointly, on behalf of Sellers, (i) to perform all acts necessary to transfer Arapar’s Shares and São Teófilo’s Shares or the Company’s Shares, as the case may be, in the Arapar Share Transfer Register and São Teófilo Share Transfer Register, respectively or with a Book-Entry Agent, as the case may be, to Arainvest; and (ii) to sign any and all documents, agreements or transfer instruments, perform any and all acts before the Company, Arapar and São Teófilo, as the case may be, and also represent Buyer with third parties, any other government bodies, for the purpose of taking all necessary measures to transfer the Company’s Shares or Arapar’s Shares or São Teófilo’s Shares, as the case may be, to Arainvest, being able to delegate wholly or in part such powers.

2.3. Should Arainvest exercise the tag along right of the Linked Shares, pursuant to Section VI of the Shareholders Agreement, Buyer agrees to purchase from Arainvest the Linked Shares on the same terms and conditions established herein.

2.4. Should Arainvest fail to timely exercise the right of first refusal established in Section IV of the Shareholders Agreement or the tag along right, according to Section VI of the Shareholders Agreement, Buyer agrees to adhere to the Shareholders Agreement, as required in the Shareholders Agreement.

2.5. Buyer agrees, irrevocably and irreversibly, with the obligations established in item 1.7 for the Closing Date, notwithstanding the event that, on the Closing Date, the transfer of Arapar’s Shares or São Teófilo’s Shares as provided for in items 1.7(b) and/or 1.7(c) above, as the case may be, fails to occur by virtue of any claim or challenging by Arainvest based on the Shareholders Agreement, or by any third party. Upon resolution of the claim or challenging, Sellers agree, irrevocably and irreversibly, to comply with the obligations provided for in items 1.7(b) and/or 1.7(c) above.

2.5.1 Buyer also agrees that, in case Sellers fail to comply with the obligations provided for in item 1.7 by the Closing Date due to any claim or questioning by Arainvest based on the Shareholders Agreement, or by any third party, the fine provided for in item 10.1 shall not be due in any way by Sellers to Buyer.

III – REPRESENTATIONS AND WARRANTIES

3.1. Sellers, for all purposes of this Agreement, represent and warrant to Buyer, on the date hereof and on the Closing Date, as a condition and presupposition for the execution and consummation of the purchase and sale of the s Shares, that:

3.1.1. Sellers have full capacity to sign this Agreement and comply with the obligations provided for herein. Execution and compliance with this Agreement by Sellers were duly authorized by all necessary corporate acts, as the case may be, which are in full force. Assuming the due authorization, execution and perfection by Buyer, this Agreement is a legal, valid, binding and enforceable obligation against Sellers.

3.1.2. Execution and compliance with this Agreement by Sellers (a) shall not violate its articles of incorporation, when applicable; (b) shall not violate any applicable law; and (c) (i) shall not require any consent or any other act by any person, including Arapar and/or São Teófilo pursuant to any shareholders agreement or contract or another instrument of which Sellers are a party, or any grant, authorization, permit, license or other similar authorization held by Sellers, except for the provisions of the Shareholders Agreement, or shall be a default pursuant to the terms of any agreement or instrument of which Sellers are a party, except for the provisions of the Shareholders Agreement; and (ii) shall not create any right of termination, cancellation or early maturity of any obligation of Sellers or Arapar or São Teófilo which in any way impedes the transaction established herein.

3.1.3. Exhibit Whereas (a) includes a description of the totality of Arapar Shares, Exhibit Whereas (b) includes a description of the totality of São Teófilo Shares and Exhibit 3.1.3(a) includes a description of the totality of the Company’s issued and outstanding Shares held by Arapar and São Teófilo. Except for the provisions in Exhibit 3.1.3(b), Arapar Shares, São Teófilo Shares and the Company’s Shares were validly issued and are fully paid-in, free and clear of any encumbrances, restrictions and liens, whether judicial or extrajudicial, except for the provisions in the Shareholders Agreement. Arapar’s Shares represent the totality of Arapar’s capital stock. São Teófilo’s Shares represent the totality of São Teófilo’s capital stock. Arapar and São Teófilo are the lawful owners of the Company’s Shares, and neither Arapar nor São Teófilo are owners of any other share or security issued by the Company. Sellers are not the owners of any other share issued by Arapar or São Teófilo or any other security convertible into Arapar’s and/or São Teófilo’s share. São Teófilo adhered to the Shareholders Agreement.

3.1.4. Arapar and São Teófilo are pure companies (i.e., business companies the exclusive purpose of which is the participation in other companies) in good standing before all authorities and third parties in general, and shall have the Company’s Shares, cash and recoverable taxes as sole assets on the Closing Date. Arapar and São Teófilo do not exercise any other activity or transaction, do not have employees or any obligation, debt, contingency or claim of any nature, except as reflected in the respective trial balances included in Exhibit 3.1.4(a) and the proceedings included in Exhibit 3.1.4(b). Arapar and São Teófilo cash included in such trial balances, as the case may be, shall be exclusively the amount mentioned in item 4.3 below.

3.2. Buyer and Intervening Party, for all purposes of this Agreement, represent and warrant to Sellers, on the date hereof and on the Closing Date, as a condition and presupposition for the execution of this Agreement, that:

3.2.1. The execution and compliance with this Agreement by Buyer, including issuance of the Promissory Notes by Buyer, were duly authorized by all necessary corporate acts of Buyer, which are in full force. Assuming the due authorization, execution and perfection by Sellers, this Agreement is the legal, valid, binding and enforceable obligation against Buyer.

3.2.2. The execution and compliance with this Agreement by Buyer (a) shall not violate its articles of incorporation; (b) shall not violate any law applicable thereto; (c) shall not require any other consent or other act by any other person pursuant to any agreement or another instrument to which Buyer is bound, or any license or another similar authorization held by Buyer; (d) shall not constitute a default pursuant to any agreement or instrument to which Buyer is bound and which in any way impedes the transaction contemplated herein; and (e) shall not create any right of termination, cancellation or early maturity of any obligation of Buyer which in any way impedes the transaction contemplated herein.

3.2.3. The decision to indirectly buy any of the Company’s Shares was taken based on the information held by Buyer and/or Intervening Party, as indirect shareholders of the Company and in charge of indicating the Company’s managers, as well as on the information available to the market and disclosed by the Company pursuant to applicable law, also on the economic-financial-accounting situation of the Company, including, but not limited to, the Company’s obligations arising out of transactions with derivatives, changes in exchange rate, effects on the sales and liquidity of clients by virtue of the Brazilian and world economic scenario, Buyer and Intervening Party fully undertaking, as from the Closing Date, all benefits and risks arising out of the indirect ownership of the Company’s Shares, without such economic-financial factors regarding the Company, its clients, the Brazilian or world economic situation or the market where the Company, Buyer and/or Intervening Party acts, even that thereafter they may be aggravated, in an unpredictable or exceptional way, or in any way be cause for changing the obligation to pay the Price provided for herein, and no allegation on the change in the economic, commercial or financial premises of the Agreement shall be made.

3.2.4. They acknowledge the existence of registration in Arapar and/or São Teófilo accounts of a discount, Buyer fully assuming in any case, as from the Closing Date, all benefits, obligations, liabilities and risks arising out of the ownership of Arapar’s Shares and São Teófilo’s Shares.

3.2.5. They shall cause the Company to indemnify and hold harmless the persons listed in Exhibit 3.2.5, as former managers, agents representatives or members of the management of the Company, including as guest or listener, and/or as managers of Arapar and São Teófilo (“Managers”), from and against any Loss or liability of any nature incurred by them in connection with the transactions of the Company with derivative instruments in any jurisdictions, including upon retaining and maintaining legal advisory services, as the case may be, at the expenses of the Company, so long as such Loss or liability is not resulting from gross negligence or willful misconduct of the Managers in the performance of their duties or in breach of the law or Bylaws of the Company.

IV – OTHER OBLIGATIONS

4.1. On the Closing Date, Sellers shall cause the managers of Arapar and the managers of São Teófilo to deliver to Arapar and São Teófilo, as the case may be, their respective irrevocable waiver letters, together if applicable with a release of such managers as regards their fees for the performance of their duties.

4.2. Sellers agree, even after the Closing Date, to supply within a reasonable term any and all information of Arapar, São Teófilo and also Sellers, which is necessary for Buyer as a shareholder of the companies Arapar, São Teófilo and indirectly the Company.

4.3. Concomitantly with the Closing Date, Group A Sellers agree to file with the proper courts a claim for withdrawal of tax actions of which Arapar is a defendant, mentioned in Exhibit 4.3, when applicable, and make the respective payments. Sellers agree to keep at Arapar and São Teófilo current assets, according to the trial balances mentioned in Exhibit 3.1.4(a), the amounts necessary for such withdrawal, and Sellers agree to fully bear the costs and expenses relating to the withdrawal of actions, including fees of counsel.

V – INDEMNITY

5.1. After the Closing Date, Group A Sellers shall indemnify, defend and hold Buyer harmless from and against any loss, damage, liability, injury, expense or cost (collectively “Losses” and individually a “Loss”) which may be actually incurred by Buyer arising from:

(a) incorrection, misrepresentation, inaccuracy or noncompliance of any representation or warranty provided by Group A Sellers under Section III hereof;

(b) breach, by Group A Sellers, of the their obligations under this Agreement; and

(c) corporate acts under the responsibility of Group A Sellers regarding the ownership of the Company’s Shares before carrying out the transaction provided for herein.

5.1.1. For purposes of the indemnity provided for in item 5.1, Group A Sellers appoint as joint and several persons responsible before Buyer Mr. Haakon Lorentzen, Norwegian, married, businessman, bearer of Identity Card for Foreigners RNE No. W-2064-10-E, issued by SE/DPMAF/DPF, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 667.258.797-72, domiciled at Av. Augusto Severo, 8, 7th floor, in the City of Rio de Janeiro, State of Rio de Janeiro (“HL”) and Mr. Erling Sven Lorentzen, Norwegian, married, businessman, bearer of Identity Card for Foreigners RNE No. W339332-8, issued by SE/DPMAF/DPF, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 021.948.307-82 (“ESL” and jointly with HL, “Arapar Persons Responsible”). For purposes of item 5.1, Arapar Persons Responsible indicate as address to receive all notices Av. Augusto Severo, 8, 7th floor, in the City of Rio de Janeiro, State of Rio de Janeiro, fax (21) 2221-2673, phone (21) 2508-0505.

5.2. After the Closing Date, Group B Sellers agree to indemnity, defend and hold Buyer harmless in connection with any Loss to be effectively suffered by Buyer by virtue of:

(a) incorrectness, misrepresentation, inaccurateness or noncompliance with any representation or warranty given by Group B Sellers in Section III hereof;

(b) breach, by Group B Sellers, of the obligations undertaken herein; and

(c) corporate events under the responsibility of Group B Sellers in connection with ownership of the Company’s Shares before carrying out the transaction provided for herein.

5.2.1. For purposes of the indemnity provided for in item 5.2, Group B Sellers appoint as persons responsible before Buyer Mr. Pedro Moreira Salles, Brazilian, married, banker, bearer of Identity Card RG No. 19.979.952-0 SSP-SP, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 551.222.567-72, and Mr. Fernando Roberto Moreira Salles, Brazilian, married, industrialist, bearer of Identity Card RG No. 2.066.712-7 SECC/RJ, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 002.938.068-53 (“Moreira Salles Persons Responsible”) and Mr. Luis Antonio Nabuco de Almeida Braga, Brazilian, married, businessman, bearer of Identity Card RG No. 03.474.562-0 issued by the IPF/RJ, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 533.519.087-68 and Mrs. Maria do Carmo Nabuco de Almeida Braga, Brazilian, single, of age, businesswoman, bearer of Identity Card RG No. 02.978.307-3, issued by the IFP/RJ, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 487.269.157-15 (“Almeida Braga Persons Responsible”) (Moreira Salles Persons Responsible jointly with Almeida Braga Persons Responsible, “São Teófilo Persons Responsible”). With no joint and several liability, Moreira Salles Persons Responsible shall be liable for 60.2599% of any indemnities mentioned in item 5.2 and Almeida Braga Persons Responsible shall be liable for 39.7401%. For purposes of item 5.2, Moreira Salles Persons Responsible indicate as address to receive all notices Av. Eusébio Matoso, 891, 22nd floor, Pinheiros 05423-901, in the City of São Paulo, State of São Paulo, phone (011) 3095-2855, fax (011) 3814-8977. Also for purposes of item 5.2, Almeida Braga Persons Responsible indicate as address to receive all notices Av. Presidente Wilson, 231, 9th floor, Downtown, in the City of Rio de Janeiro, State of Rio de Janeiro, phone (021) 3804-8618, fax (021) 3804-8627. Moreira Salles Persons Responsible are joint and several liable between them, and Almeida Braga Persons Responsible are also joint and several liable between them, in the percentages indicated above, respectively.

5.3. If Buyer is informed of any omission, act or fact giving rise to the indemnity obligation, Buyer shall notify Arapar Persons Responsible or São Teófilo Persons Responsible, as the case may be, within the lesser of five (5) business days from the date on which such information comes to the knowledge of Buyer or 1/3 of the term provided by law for pronouncing on the claim or obligation, in order to allow Arapar Persons Responsible or São Teófilo Persons Responsible, as the case may be, to elect whether to challenge the debt or obligation claimed in the notice within the lesser of five (5) business days from receiving the notice from Buyer or 1/3 of the term provided by law for pronouncing on the claim or obligation.

5.3.1. If the event provided for in item 5.3. above occurs before the full payment of the Price by Buyer, the following shall apply:

5.3.1.1. If Arapar Persons Responsible or São Teófilo Persons Responsible, as the case may be, elect not to challenge the debt or obligation, the Parties hereby irrevocably and irreversibly agree that Buyer shall (i) pay the debt in full or perform the obligation within the term provided for by the law and (ii) discount the amount of the debt or obligation from the portion of the Price due to Group A Sellers or Group B Sellers, as the case may be, beginning by the last installment, and Buyer shall deliver any balance, if any, to Group A Sellers or Group B Sellers, as the case may be, on the date scheduled for the payment of the last installment of the Price, pursuant to item 1.3(f) above. If the amount of the debt or obligation exceeds the amount of the last installment of the Price due to Group A Sellers or Group B Sellers, as the case may be, Buyer shall discount the exceeding amount from the portion due to Group A Sellers or Group B Sellers, as the case may be, of the immediately preceding installment of the Price, and so on successively.

5.3.1.2. If Arapar Persons Responsible or São Teófilo Persons Responsible, as the case may be, elect to challenge the debt or obligation, the Parties hereby irrevocably and irreversibly agree that Buyer shall (i) fully bear, at its own expenses, with the costs arising from the challenge by Sellers to the debt or obligation claimed in the judicial and/or extrajudicial notice, including all expenses and fees of attorneys and consultants appointed by Sellers and providing guarantees as may be necessary for the defense, and (ii) if Sellers are not successful in their challenging the debt or obligation, Buyer shall be fully reimbursed according to the provisions of item 5.3.1.1(ii) above; or (b) if Sellers are successful in their challenging the debt or obligation, no reimbursement of any nature shall be payable to Buyer.

5.3.1.3. In the event of item 5.3.1 above, Buyer hereby irrevocably and irreversibly agree that Buyer may not retain, delay, fail to pay, discount or otherwise dispose of installments not yet due of the Price, which shall remain to be payable to Sellers in the amount and terms provided for in such items of this Agreement, except any reimbursements as provided for in items 5.3.1.1 and 5.3.1.2 above.

5.3.1.4. If any reimbursement shall be made to Buyer according to items 5.3.1.1 and 5.3.1.2 above, Sellers agree to return to Buyer the Promissory Notes representing the installments not paid yet which shall be subject to discount, and Buyer shall, simultaneously with such return, issue new Promissory Notes to Sellers, in the same number and with the same characteristics of the Promissory Notes returned, discounting the amounts agreed under said items. Except as provided for in item 1.5.3 above, if by any reason the Promissory Notes shall not have been returned to Buyer on the date of payment of the installment which shall be granted abatement, Sellers acknowledge that Buyer shall be entitled, without any penalty or indemnity obligation, to retain the payment exclusively of the Seller whose Promissory Note has not been returned, until said Promissory Note is returned and cancelled.

5.3.2. If the event provided for in item 5.3 above occurs after the full payment of the Price by Buyer, the following shall apply:

5.3.2.1. If Arapar Persons Responsible or São Teófilo Persons Responsible, as the case may be, elect not to challenge the debt or obligation, they shall, within the term provided by law for the settlement of the debt or performance of the obligation, settle the debt or perform the obligation, or, yet, in the event Buyer may not have settled the debt or performed the obligation, reimburse Buyer for the amount of said debt or obligation, plus the due additions provided for by the law or contract.

5.3.2.2. If Arapar Persons Responsible or São Teófilo Persons Responsible, as the case may be, elect to challenge the debt or obligation, they shall, at their own expenses, bear the costs related to their judicial and/or extrajudicial challenging, including all expenses and fees of attorneys and consultants. Arapar Persons Responsible or São Teófilo Persons Responsible, as the case may be, upon request, shall provide the guarantees necessary for the defense, so that Buyer shall not, at any time, make any disbursement or sustain any constraint to its assets or limitation of any nature to its business or operations. Buyer, in turn, shall grant power of attorney to the attorneys appointed by Arapar Persons Responsible or São Teófilo Persons Responsible, as the case may be, as well as cooperate with these attorneys to produce evidences as necessary for an efficient defense against the third party claim.

5.3.2.3. In the events provided for in 5.3.2.1 and 5.3.2.2 above, if Arapar Persons Responsible or São Teófilo Persons Responsible, as the case may be, as duly notified according to item 5.3 above, fail to directly pay the debt or indemnify Buyer against the amount due, omit, confess, or fails to take the measures necessary to challenge the notified debt, requirement or claim and to the defense of Buyer, and Buyer sustains any constraint on its assets or limitation of any nature to its business or operations as a result thereof, Buyer itself shall be entitled to pay the claimed debt and shall become creditor of Arapar Persons Responsible or São Teófilo Persons Responsible, as the case may be, in respect to said amount. A penalty of ten per cent (10%) shall accrue on the amount due by Arapar Persons Responsible or São Teófilo Persons Responsible, as the case may be, plus interests calculated on pro rata die basis at Selic Rate. This clear legal credit right shall be evidenced upon the submission of the receipt of payment of the payable debt, which, for all purposes and legal effects, shall operate as an extrajudicial execution instrument.

5.3.3. The obligation of Arapar Persons Responsible or São Teófilo Persons Responsible, as the case may be, to indemnify Buyer provided for in items 5.1 and 5.2. shall remain valid and effective for a period of five (5) years, except for the representations set forth in items 3.1.2., 3.1.3. and 3.1.4. above in respect to which the indemnity obligation shall remain valid and effective until the expiration of said obligation (collectively “Liability Period”). In the event of any existing debt, requirement or claim against Buyer which constitutes a Loss and about which notice or service of process has already been served on Buyer and/or Arapar Persons Responsible or São Teófilo Persons Responsible, as the case may be, before the expiration of the Liability Period, the indemnity obligation of the Persons Responsible shall survive until the actual payment, settlement and/or reimbursement of the obligation related to the debt, requirement or claim against Buyer.

5.3.4. The obligation of Arapar Persons Responsible or São Teófilo Persons Responsible, as the case may be, to indemnify Buyer under items 5.1 and 5.2. is not subject to a limit of amounts, subject, however, to their respective equity interests.

5.4. After the Closing Date, Buyer shall indemnify, defend and hold Sellers harmless from and against any Loss incurred by Sellers arising from:

(a) incorrection, misrepresentation, inaccuracy or noncompliance with any representation or warrant provided by Buyer under Section III hereof;

(b) breach by Buyer of its obligations under this Agreement;

(c) breach by Buyer of any obligation under law or which may be awarded against Sellers for Buyer’s action or failure to act as regards market regulatory bodies, notably those regulating competition issues and the stocks and securities market; and

(d) transaction of the Company with derivative instruments in any jurisdiction, including upon retaining and maintaining legal advisory services, as the case may be, at the expenses of the Buyer.

.

5.4.1 The procedures set forth in item 5.3 and following above shall apply mutatis mutandis and as applicable to Buyer, Sellers and Managers as regards the indemnity obligation under item 5.4 above. The Liability Period, in relation to Buyer, shall be equal to the statute of limitations of said obligation.

5.5. The Parties hereby agree that, in the event of death of one of Arapar Persons Responsible and/or one of Moreira Salles Persons Responsible and/or one of Almeida Braga Persons Responsible, the remaining Arapar Person Responsible and/or Moreira Salles Person Responsible and/or Almeida Braga Person Responsible, as the case may be, shall be the sole person responsible for the indemnity obligation established in items 5.1 and 5.2, as the case may be. The Parties agree that, in case of death of the two Arapar Persons Responsible and/or the two Moreira Salles Persons Responsible and/or the two Almeida Braga Persons Responsible, the Group A Sellers or the Group B Sellers, as the case may be, shall appoint the successor for the obligation of the two deceased Arapar Persons Responsible and/or the two deceased Moreira Salles Persons Responsible and/or the two deceased Almeida Braga Persons Responsible, established in items 5.1 and 5.2, as the case may be, and the successor to be appointed to substitute the two deceased Arapar Persons Responsible, and/or the two deceased Moreira Salles Persons Responsible and/or the two deceased Almeida Braga Persons Responsible shall be reasonably acceptable to Buyer within fifteen (15) days from appointment, provided that the silent of Buyer on this matter shall be deemed as acceptance of the successor appointed. Until the acceptance by Buyer of the successor of the two deceased Arapar Persons Responsible and/or the two deceased Moreira Salles Persons Responsible and/or the two deceased Almeida Braga Persons Responsible, the remaining Arapar Persons Responsible and São Teófilo Persons Responsible shall be jointly liable for the indemnity obligation of the two deceased Arapar Persons Responsible and/or the two deceased Moreira Salles Persons Responsible and/or the two deceased Almeida Braga Persons Responsible under items 5.1 and 5.2, as the case may be.

VI – APPROVAL BY CADE AND THE OTHER REGULATORY BODIES

6.1. Buyer acknowledges that this Agreement shall be binding upon the Parties before the market regulatory bodies, notably those regulating competition and the stocks and securities market.

6.2. Buyer, within fifteen (15) days from execution hereof, shall send to the Brazilian Council for Economic Defense (“CADE”) the notice and form required by applicable law regarding the transactions provided for herein. Sellers shall provide the required information and reasonably assist in connection with the finding of facts for any petition or motion that may be necessary. Buyer shall keep Sellers informed about the development of the proceeding, any notices sent to CADE and any other inquiries or requests of additional information to CADE, and shall promptly fulfill any requirement or request and provide such other additional information as may be requested. Buyer shall fully bear all costs and expenses related to the submission of the transaction for CADE’s consideration and approval, except the fees of attorneys, auditors and advisors of Sellers. If the transaction is not approved by CADE, or if CADE imposes conditions to approve the transaction, Buyer shall be solely responsible and shall take all measures necessary to remedy the situation to have the transaction approved by CADE, without any loss or damage to Sellers.

6.3. Buyer shall also assume any and all liability before the other market regulatory bodies, and shall take all measures necessary for the full performance of the legal obligations imposed by these regulatory bodies.

6.4. Sellers shall be unconditionally entitled to receive the Price and to maintain it even if the transaction hereunder does not meet, in the opinion of CADE or any other regulatory bodies, the conditions provided by law, without any loss or damage to Sellers.

VII – RESOLUTION OF DISPUTES

7.1. In the event of any difficulty in the interpretation or performance of this Agreement, or any dispute related to or arising from any breach of this Agreement, the Parties shall use their best efforts to solve it amicably. For such purpose, the Parties shall negotiate in good-faith a solution acceptable to both of them. If the Parties cannot reach an agreement within thirty (30) days after the receipt of the notice of the existing dispute and the need of a solution for the matter, the dispute shall be settled as provided for in the items below.

7.2. Subject to the foregoing item, the Parties agree that any dispute related to or arising from this Agreement whose solution would represent a cognizance proceeding, including any dispute regarding the existence, effectiveness, interpretation, or termination hereof, shall be exclusively and finally settled upon arbitration conducted and managed according to applicable Arbitration Rules of the Arbitration Center of the Brazil-Canada Chamber of Commerce and managed by the Arbitration Center of the Brazil-Canada Chamber of Commerce, subject to the provisions of Law No. 9307, of September 23, 1996, and the Brazilian Code of Civil Procedure, without prejudice to the right of requiring payment of the Price by Sellers directly through proceeding of execution on a fixed amount.

7.3. The place of arbitration, if applicable, shall be the City of São Paulo, State of São Paulo, Brazil, unless the Parties expressly agree otherwise, and without prejudice to the Parties’ right to elect other location for the arbitration proceedings.

7.4. The proceedings shall be conducted in the Portuguese language, and all documents and statements provided as evidence in the course of the arbitration proceeding shall be translated into Portuguese, if written in foreign language, and the Party providing such evidence shall bear the respective costs of such translation.

7.5. The dispute shall be settled upon arbitration proceeding conducted by an arbitral tribunal consisting of three (3) arbitrators belonging to the Panel of Arbitrators of the Arbitration Center of the Brazil-Canada Chamber of Commerce, one (1) arbitrator being appointed by the Plaintiff(s) and one (1) by the Defendant(s). The third arbitrator, who shall act as President of the arbitration tribunal, shall be appointed by the two (2) first appointed arbitrators. If the arbitrators fail to reach an agreement on the appointment of the President of the arbitration tribunal, such appointment shall be made by the Arbitration Center of the Brazil-Canada Chamber of Commerce.

7.6. The arbitration tribunal shall settle the dispute according to the provisions hereof and the Brazilian law.

7.7. Any document or information disclosed by the Parties in the course of the arbitration proceeding shall be confidential, and the Parties and the arbitrator(s) to be appointed agree not to disclose them to third parties, unless upon court or administrative order against which confidentiality obligation may not be invoked. The information about the existence, filing or development of the arbitration proceeding is confidential and may not be disclosed without the prior and express consent of the other Party.

7.8. The arbitral award shall be binding upon the Parties and shall not be subject to any legal or administrative appeal. The arbitral award shall be rendered in writing and include the legal basis upon which it was rendered. The costs of the arbitration proceeding, including the attorney’s fees and expenses, shall be borne as determined by the arbitration court, unless the Parties mutually agree otherwise in writing.

7.9 The Parties agree that during the course of the arbitration proceeding they shall continue to perform their respective obligation hereunder.

VIII – CONFIDENTIALITY

8.1. Each Party shall keep strictly secret and shall cause the persons and consultants related to said Party (“Related Parties”) to keep strictly secret this Agreement, the provisions and exhibits hereof, and all information and materials, whether in written, oral, electronic or other format, obtained or received from the other Parties during the negotiation and performance of this Agreement, and the Parties hereby agree that such confidentiality shall not apply to the following cases:

(a) if prior written consent for disclosure is obtained by the Party in possession of the confidential information;

(b) the relevant information is or become generally available to the public other than as result of breach of the confidentiality obligation by any means of disclosure or other action or omission by the Party or any of its Related Parties;

(c) the information is or become known or available to the Party or any of its Related Parties on a non-confidential basis from any source (other than the party in possession of said information or any of its Related Parties) that, to the best of the knowledge of the receiving Party, after due investigation, is not prohibited from disclosing such information by obligation to the Party owning said information or any of its Related Parties;

(d) the information was already known by the Party on a lawful basis on the date of its disclosure by the other Party or its Related Parties; or

(e) the information is required to be disclosed according to applicable law or regulations, including the rules of the Brazilian Council for Economic Defense (CADE), the Brazilian Securities and Exchange Commission (CVM) and any competent Stock Exchange, or as result of order, determination or Governmental ruling applicable to said Party, so long as, if permitted by law, said Party consult with the Party owning said information before the disclosure thereof, and the Parties hereby agree that said consultation shall under no circumstances be deemed as prior approval of the Party owning said information

.

8.2. Furthermore, the Parties agree and shall cause its respective Related Parties to agree not to use any confidential information as provided for in item 8.1 other than for the purposes of this Agreement.

8.3. The confidentiality obligation provided for herein shall survive the termination of this Agreement, for any reason whatsoever, and shall remain in full force and effect for a period of three (3) years from execution of this Agreement.

8.4. In addition to the provisions above, the Parties hereby acknowledge to be subject to the confidentiality obligations provided for in the regulations issued by the CVM and other relevant securities and exchange commissions in respect to non-disclosure to third parties of any and all information about the transaction provided for herein.

8.5. The Parties shall jointly agree on the form, contents and time of the disclosure to the market of any notice or material fact regarding this Agreement, taking always into account the applicable requirements of law.

8.6. The Parties agree that no notice to the market regarding this Agreement, including press releases, shall be disclosed by any of the Parties without the express written consent of the other Party.

8.7. Sellers agree not to disclose, and shall cause the representative of the bodies of the Company to agree not to disclose to third parties any confidential information about the Company, its business and operations, for a period of three (3) years from the Closing Date, and not to use such information in any business or transaction.

8.8. The Parties acknowledge that the disclosure of the information related to this Agreement by any of the Related Parties in breach of this Chapter VIII shall result in significant Losses to the non-breaching Party. In this case, the non-breaching party may file a claim for damages against the breaching Party, subject to the provisions under Chapter V above.

IX – JURISDICTION AND APPLICABLE LAW

9.1. Notwithstanding the provisions about arbitration and without prejudice to item 7.2. above regarding the right to require payment of the Price through execution proceeding, the Parties shall be entitled to file claim in any competent court (i) to have an injunction or provisional relief or (ii) enter judgment upon the arbitral award against the other Party. For the purposes of any action or proceeding to be filed according to this Section IX, the Parties hereby elect the courts of the Judicial District of the City of São Paulo, State of São Paulo, as the courts of jurisdiction to settle any disputes, except those to which the applicable law require mandatory competence.

9.2. This Agreement shall be governed by and construed according to the laws of the Federative Republic of Brazil.

X – MISCELLANEOUS

10.1 Buyer’s failure to pay the first installment of the Price provided for in item 1.3(a) above on the Closing Date to Sellers or Sellers’ failure to transfer Arapar’s Shares and São Teófilo’s Shares on the Closing Date shall entitle the other Party to require execution of an affirmative covenant or execution on a fixed amount, as the case may be, or the right to require from the other Party a fine in an amount of one billion Reais (R$1,000,000,000.00), which fine the Parties hereby agree as fair for the losses that would have be borne by the other Party, and it is hereby agreed that the non-defaulting Party shall pay such fine within fifteen (15) days as from receipt of the proper notice sent by the other Party.

10.1.1. Buyer irrevocably and irreversibly agrees that, in the event provided for in item 2.5 above, the fine established in item 10.1 shall not be due in any way by Sellers to Buyer.

10.2. This agreement comprises the entire understanding between the Parties regarding the subject-matter hereof, and is binding upon the Parties and its respective successors on any account.

10.3. Intervening Party hereby signs this Agreement to confirm that it is aware of the provisions herein, and to ensure that it shall comply with its obligations under such provisions and shall not perform any act against or in breach of the rights and obligations of Sellers and Buyer under this Agreement, and shall cause Buyer to perform its obligations under this Agreement.

10.4. Any changes in the terms and conditions hereof shall only be effective upon written instrument duly executed by the Parties. Neither Party is entitled to assign or otherwise transfer, in whole or in part, any of its rights or obligations under this Agreement without the prior written and express consent of the other Party, except as provided in item 1.4.2. above.

10.5. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof, which shall be fully complied with, and the Parties agree to use their best efforts to validly attain the same effects of the provision deemed invalid or unenforceable.

10.6. This Agreement is irrevocably and irreversibly executed, and the Parties shall not be entitled to terminate it or be released from performing it.

10.7. The commitments and covenants of Parties hereunder are subject to the specific performance of articles 461, 461-A, 466-A, 466-C and 632 et seq. of the Brazilian Code of Civil Procedure, and this Agreement shall operate as an extrajudicial execution instrument pursuant to article 585, II, of the Brazilian Code of Civil Procedure.

10.8. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring them.

10.9. All notices, requests and other communications between the Parties shall be in writing (including by facsimile) and shall be sent (i) to Sellers to Arapar Persons Responsible and São Teófilo Persons Responsible at the address and number of fax specified in items 5.1.1 and 5.2.1 above, respectively (or any other address that may be informed by them upon notice) and (ii) to Buyer, care of Mr. José Luciano Duarte Penido, at Alameda Santos, 1357, 6° andar, Cerqueira César, São Paulo - São Paulo, Facsimile: (11) 2138-4000, Telephone: (11) 2138-4065, and (iii) to Intervening Party, care of Mr. Raul Calfat at Rua Amauri, 255, 13th floor, Itaim Bibi, São Paulo – State of São Paulo, Facsimile: (11) 3079-9345, Telephone: (11) 3704-3320. The communications to be sent by any of the Parties as set forth in this provision shall be deemed received when delivered by certified letter or with “acknowledgement receipt” issued by the Brazilian Postal and Telegraph Services Company. The communications sent by facsimile or email shall be deemed received on the date they are sent, so long as acknowledgement of receipt is issued by the machine used by the issuer. The original of said notices shall be sent to the addresses of Intervening Party, Buyer or Arapar Persons Responsible and São Teófilo Persons Responsible, as the case may be, within up to two (2) business days after the message is sent.

IN WITNESS WHEREOF, the Parties hereto execute this Agreement in eight (8) counterparts of equal tenor and form before the undersigned witnesses.

São Paulo, January 19, 2009

Buyer:

(sgd) / (sgd)VOTORANTIM CELULOSE E PAPEL S.A.

By:

Title:

Sellers:

(sgd)
ERLING SVEN LORENTZEN
(sgd)
HAAKON LORENTZEN
(sgd)
INGEBORG LORENTZEN RIBEIRO
(sgd)
VICTORIA RAGNA LORENTZEN RIBEIRO
(sgd)
OIVIND HARALD LORENTZEN
(sgd)
OIVIND LORENTZEN JR. TRUST – OIVIND LORENTZEN III FUND
(sgd)
OIVIND LORENTZEN JR. TRUST – EVELYN BELL FUND
(sgd)
CLEARWATER NAVIGATION LIMITED
(sgd)
THEA HACK LORENTZEN
(sgd)
LILY HACK LORENTZEN

(sgd)
CLAIRE WARWICK LORENTZEN
(sgd)
OIVIND HARALD HACK LORENTZEN
(sgd)
LUKE BYRD HACK LORENTZEN
(sgd)
GIF-II FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES
(sgd) / (sgd)
PEDRO MOREIRA SALLES
(sgd) / (sgd)
WALTHER MOREIRA SALLES JÚNIOR
(sgd) / (sgd)
JOÃO MOREIRA SALLES
(sgd) / (sgd)
LUCAS ESPINOLA MOREIRA SALLES
(sgd) / (sgd)
ANDRE ESPINOLA MOREIRA SALLES
(sgd) / (sgd)
ROBERTO KONDER BORNHAUSEN
(sgd) / (sgd)
TOMAS TOMISLAV ANTONIN ZINNER
(sgd) / (sgd)

ISRAEL VAINBOIM
(sgd) / (sgd)
CARLOS LEONI RODRIGUES SIQUEIRA
(sgd) / (sgd)
ELOY DE MACEDO
(sgd)
MAURO AGONILHA
(sgd)
BRAZIL SILVA I LLC
(sgd)
NALBRA’S, LLC
(sgd)
SYLVIA MARIA DA GLÓRIA DE MELLO FRANCO NABUCO
(sgd)
MARIA DO CARMO NABUCO DE ALMEIDA BRAGA
(sgd)
LUIS ANTONIO NABUCO DE ALMEIDA BRAGA
(sgd)
SYLVIA NABUCO DE ALMEIDA BRAGA
(sgd)
LUCIA NABUCO DE ALMEIDA BRAGA REBELLO
(sgd)
ALARICO SILVEIRA NETO
(sgd)
ANTONIO CARLOS DANTAS MATTOS
(sgd)
ANTONIO DE PÁDUA BITTENCOURT NETO
(sgd)
LUCIANO SOARES
(sgd)
MARCOS PESSOA DE QUEIROZ FALCÃO
(sgd)
NEY VILLAS BÔAS MARINHO
(sgd)
PEDRO LUIZ BODIN MORAES

Intervening Party:

(sgd)/ (sgd)

VOTORANTIM INDUSTRIAL S.A.

By:

Title:

Witnesses:

(sgd)
Name: Andréia Mendes de Souza
Individual Taxpayers Register (CPF/MF) No.: 033.127.177-01
Identity Card (RG) No.: 08.179.174-1 IFP

(sgd)
Name: Carla Maria Baraldo da Silva Campos
Individual Taxpayers Register (CPF/MF) No: 021.388.157-81

Identity Card (RG) No.: 08.058.116-8 IFP

Exhibit A

Group A Sellers

1.           ERLING SVEN LORENTZEN, Norwegian, married, businessman, bearer of identity card for foreigners RNE No. W-339332-8, issued by SE/DPMAF/DPF, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 021.948.307-82, domiciled in the City and State of Rio de Janeiro, at Av. Augusto Severo No. 8, 7th floor;

2.           HAAKON LORENTZEN, Norwegian, married, businessman, bearer of identity card for foreigners RNE No. W-2064-10-E, issued by SE/DPMAF/DPF, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 667.258.797-72, domiciled in the City and State of Rio de Janeiro, at Av. Augusto Severo No. 8, 7th floor;

3.           INGEBORG LORENTZEN RIBEIRO, Norwegian, married, housewife, bearer of identity card for foreigners RNE No. W100036-C, issued by SE/DPMAF/DPF, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 708.256.707-30, domiciled in the City and State of Rio de Janeiro, at Av. Portugal No. 680, district of Urca;

4.           VICTORIA RAGNA LORENTZEN RIBEIRO, Brazilian, single, student, bearer of identity card No. 24.569.732-1, issued by Detran/RJ and enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 109.012.467-86, domiciled in the City and State of Rio de Janeiro, at Av. Portugal No. 680, district of Urca;

5.           OIVIND HARALD LORENTZEN, US citizen, married, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 691.392.537-91, domiciled at 89, Butternut Hollow Road, Greenwich, Connecticut, United States;

6.           OIVIND LORENTZEN JR. TRUST - OIVIND LORENTZEN III FUND, an equity fund administered by Codan Trust Company Limited, with its principal place of business at Richmond House, 12 Par-la-Ville Road, P.O. Box HM 6666, Hamilton HM CX, Bermuda;

7.           OIVIND LORENTZEN JR. TRUST – EVELYN BELL FUND, an equity fund administered by Codan Trust Company Limited, with its principal place of business at Richmond House, 12 Par-la-Ville Road, P.O. Box HM 6666, Hamilton HM CX, Bermuda;

8.           CLEARWATER NAVIGATION LIMITED, a company with its principal place of business at P.O. Box 309, Ugland House, South Church St., Grand Cayman, Cayman Island, enrolled with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 05.772.410/0001-74;

9.           THEA HACK LORENTZEN, Brazilian, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 108.809.637-94, domiciled at 89, Butternut Hollow Road, Greenwich, Connecticut, United States;

10.         LILY HACK LORENTZEN, Brazilian, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 108.808.007-39, domiciled at 89, Butternut Hollow Road, Greenwich, Connecticut, United States;

11.         CLAIRE WARWICK LORENTZEN, US citizen, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 108.808.577-65, domiciled at 89, Butternut Hollow Road, Greenwich, Connecticut, United States;

12.         OIVIND HARALD HACK LORENTZEN, US citizen, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 108.807.607-61, domiciled at 89, Butternut Hollow Road, Greenwich, Connecticut, United States;

13.         LUKE BYRD HACK LORENTZEN, US citizen, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 108.807.887-71, domiciled at 89, Butternut Hollow Road, Greenwich, Connecticut, United States;

14.         GIF-II FUNDO DE INVESTIMENTOS EM PARTICIPAÇÕES, an equity fund enrolled with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 08.669.289/0001-48, herein represented by its investment manager GIF GESTÃO DE INVESTIMENTOS E PARTICIPAÇÕES LTDA., a limited liability company with its principal place of business in this City and State of Rio de Janeiro.

Exhibit B

Group B Sellers

1.            PEDRO MOREIRA SALLES, Brazilian, married, banker, domiciled in the City of São Paulo, State of São Paulo, at Av. Eusébio Matoso No. 891 – 4th floor, bearer of identity card RG No. 19.979.952-0 SSP/SP and enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 551.222.567-72;

2.            WALTHER MOREIRA SALLES JÚNIOR, Brazilian, married, filmmaker, domiciled in the City of Rio de Janeiro, State of Rio de Janeiro, at Rua do Russel No. 270 – 3rd floor, bearer of identity card RG n° 3.113.711 SSP/RJ and enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 406.935.467-00;

3.            JOÃO MOREIRA SALLES, Brazilian, married, documentarian, domiciled in the City of Rio de Janeiro, State of Rio de Janeiro, at Rua do Russel No. 270 - 3rd floor, bearer of identity card RG No. 05.935.901-8 SSP/RJ and enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 667.197.397-00;

4.            LUCAS ESPINOLA MOREIRA SALLES, Brazilian, single, student, domiciled in the City of São Paulo, State of São Paulo, at Avenida Eusébio Matoso No. 891 – 22nd floor, bearer of identity card RG No. 35.546.325-8 SSP-SP and enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 226.604.568-79;

5.           ANDRE ESPINOLA MOREIRA SALLES, Brazilian, single, student, domiciled in the City of São Paulo, State of São Paulo, at Avenida Eusébio Matoso No. 891 - 22nd floor, bearer of identity card RG No. 37.504.024-9 SSP-SP and enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 226.604.548-25;

6.           ROBERTO KONDER BORNHAUSEN, Brazilian, married, agronomist, domiciled in the City of São Paulo, State of São Paulo, at Av. Eusébio Matoso No. 891, 22nd floor, bearer of identity card RG No. I/R 44.560 SSI-SC and enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 003.899.359-72;

7.           TOMAS TOMISLAV ANTONIN ZINNER, Brazilian, married, economist, domiciled in the City of Rio de Janeiro, State of Rio de Janeiro, District of Gloria, at Rua do Russel No. 270 – 3rd floor, bearer of identity card No. 16.459-CRE – 1st Region, and enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 007.884.067-87;

8.           ISRAEL VAINBOIM, Brazilian, divorced, engineer, domiciled in the City of São Paulo, State of São Paulo, at Av. Eusébio Matoso No. 891, 22nd floor, bearer of identity card RG No. 14.189.351 SSP-SP and enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 090.997.197-87;

9.           CARLOS LEONI RODRIGUES SIQUEIRA, Brazilian, married, lawyer, domiciled in the City of Rio de Janeiro, State of Rio de Janeiro, at Rua Joana Angélica No. 166 - apt. 701, bearer of Identity Card OAB/RJ 10.577 and enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 003.908.877-49;

10.         ELOY DE MACEDO, Brazilian, married, lawyer, domiciled in the City of São Paulo, State of São Paulo, at Av. Eusébio Matoso No. 891, 22nd floor, bearer of identity card OAB/SP 71.184 and enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 045.868.678-68;

11.         MAURO AGONILHA, Brazilian, married, accountant, domiciled in the City of São Paulo, State of São Paulo, at Av. Eusébio Matoso No. 891, 22nd floor, bearer of identity card RG No. 6.462.154-6 SSP/SP and enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 577.141.008-00;

12.         BRAZIL SILVA I, LLC, a company organized under the laws of Delaware, United States of America, with its principal place of business at 135 South State College BLVD. Brea, CA 92821, USA, enrolled with the National Corporate Taxpayers Register under CNPJ No. 07.534.265/0001-19;

13.         NALBRA S, LLC, a company organized under the laws of Delaware, United States of America, with its principal place of business at 1201 North Market Street, Wilmington, New Castle County, Delaware 19801, USA, enrolled with the National Corporate Taxpayers Register under CNPJ No. 06.205.788/0001-59;

14.         SYLVIA MARIA DA GLÓRIA DE MELLO FRANCO NABUCO, Brazilian, divorced, business woman, bearer of identity card No. 01.173.774-9, issued by IFP/RJ, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 958.202.647-20, domiciled in the City of Rio de Janeiro, State of Rio de Janeiro, at Av. Presidente Wilson No. 231, 9th floor;

15.         MARIA DO CARMO NABUCO DE ALMEIDA BRAGA, Brazilian, single, of age, business woman, bearer of identity card No. 02.978.307-3, issued by IFP/RJ, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 487.269.157-15, domiciled in the City of Rio de Janeiro, State of Rio de Janeiro, at Av. Presidente Wilson No. 231, 9th floor;

16.         LUIS ANTONIO NABUCO DE ALMEIDA BRAGA, Brazilian, married, businessman, bearer of identity card No. 03.474.562-0, issued by IFP/RJ, enrolled with the Individual Taxpayers Register of the Ministry of Finance under No. 533.519.087-68, domiciled in the City of Rio de Janeiro, State of Rio de Janeiro, at Av. Presidente Wilson No. 231, 9th floor;

17.         SYLVIA NABUCO DE ALMEIDA BRAGA, Brazilian, married, business woman, bearer of identity card No. 04.371.185-2, issued by IFP/RJ, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 786.276.997-04, domiciled in the City of Rio de Janeiro - RJ, at Av. Presidente Wilson No. 231, 9th floor;

18.         LUCIA NABUCO DE ALMEIDA BRAGA REBELLO, Brazilian, married, business woman, bearer of identity card No. 4.022.158, issued by IFP/RJ, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 733.363.007-20, domiciled in the City of Rio de Janeiro, State of Rio de Janeiro, at Av. Presidente Wilson No. 231, 9th floor;

19.         ALARICO SILVEIRA NETO, Brazilian, married, lawyer, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 239.065.457-68 and with the Brazilian Bar Association, Rio de Janeiro Chapter, under OAB/RJ 19.155, domiciled in the City of Rio de Janeiro, State of Rio de Janeiro, at Av. Presidente Wilson No. 231, 9th floor;

20.         ANTONIO CARLOS DANTAS MATTOS, Brazilian, divorced, economist, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 272.521.327-49 and with the CORECON-1st Region under No. 7.770, domiciled in the City of Rio de Janeiro, State of Rio de Janeiro, at Av. Presidente Wilson No. 231, 9th floor;

21.         ANTONIO DE PÁDUA BITTENCOURT NETO, Brazilian, married, economist, bearer of identity card No. 10.915.190-2, issued by IFP/RJ, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 914.571.577-72, domiciled in the City of Rio de Janeiro, State of Rio de Janeiro, at Rua Padre Leonel Franca No. 135, district of Leblon;

22.         LUCIANO SOARES, Brazilian, married under the complete separation of assets regime, economist, enrolled with the Individual Taxpayers Register of the Ministry of Finance under No. 007.555.737-14, bearer of identity card No. 07.823.930-8, issued by IFP/RJ, domiciled in the City of Rio de Janeiro, State of Rio de Janeiro, at Av. Presidente Wilson No. 231, 9th floor;

23.         MARCOS PESSOA DE QUEIROZ FALCÃO, Brazilian, married, economist, bearer of identity card No. 04.740.688-9, issued by IFP/RJ, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 914.007.167-72, domiciled in the City of São Paulo, State of Rio de Janeiro, at Rua Leopoldo Couto de Magalhães Jr. No. 758, suite 52;

24.         NEY VILLAS BÔAS MARINHO, Brazilian, married, economist, bearer of identity card No. 06.104.776-7, issued by IFP/RJ, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 797.463.907-59, domiciled in the City of Rio de Janeiro, State of Rio de Janeiro, at Rua Padre Leonel Franca No. 135, district of Leblon; and

25.         PEDRO LUIZ BODIN DE MORAES, Brazilian, married, economist, bearer of identity card No. 3.733.122, issued by IFP/RJ, enrolled with the Individual Taxpayers Register of the Ministry of Finance under No. 548.346.867-87, resident in the City of London, at 32 Evelyn Gardens, flat 05, SW 73BL, England, United Kingdom.

Exhibit C

Buyer

1. VOTORANTIM CELULOSE E PAPEL S.A., a joint-stock company enrolled with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 60.643.228/0001-21, with its principal place of business in the City and State of São Paulo, at Alameda Santos No. 1.357, 8th floor.

Exhibit D

Intervening Party

1. VOTORANTIM INDUSTRIAL S.A., a joint-stock company enrolled with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 03.407.049/0001-51, with its principal place of business in the City and State of São Paulo, at Rua Amauri, No. 255, 13th floor, Suite A.

Exhibit Whereas (a)

Arapar’s Shares

Shareholder	Common Shares	Preferred Shares	Total Shares	% interest
Haakon Lorentzen	475,157,940	-	475,157,940	41.13%
Erling Sven Lorentzen	276,495,249	92,608,881	369,104,130	31.94%
Ingeborg Lorentzen Ribeiro	72,516,457	-	72,516,457	6.28%
Victória Ragna Lorentzen Ribeiro	69,673,317	-	69,673,317	6.03%
GIF-II	-	107,847,220	107,847,220	9.33%
Oivind Harald Lorentzen	-	20,893,677	20,893,677	1.81%
Oivind Harald Lorentzen Trust	-	13,777,606	13,777,606	1.19%
Clear Water Navigation Ltd	-	6,863,068	6,863,068	0.59%
Thea Hack Lorentzen	-	2,068,233	2,068,233	0.18%
Lily Hack Lorentzen	-	2,068,233	2,068,233	0.18%
Claire W. Lorentzen	-	2,068,233	2,068,233	0.18%
Oivind H.H. Lorentzen	-	2,068,233	2,068,233	0.18%
Luke B.H. Lorentzen	-	2,068,233	2,068,233	0.18%
Evelyn Byrd L. Bell Trust	-	9,279,467	9,279,467	0.80%
Total	893,842,963	261,611,084	1,155,454,047	100.00%

Exhibit Whereas (b)

São Teófilo’s Shares

Shareholder	Common Shares	Preferred Shares	Total Shares	% interest
Nalbra S, LLC	1,720,353	5,970,031	7,690,384	5.897%
Pedro Luiz Bodin de Moraes	1,900,069	2,071,419	3,971,488	3.045%
Sylvia Maria da Glória de Mello Franco Nabuco	14,718,852	4,528,352	19,247,204	14.759%
Maria do Carmo Nabuco de Braga Almeida	2,457,099	755,943	3,213,042	2.464%
Luis Antonio Nabuco de Braga Almeida	2,457,099	755,943	3,213,042	2.464%
Lúcia Nabuco de Almeida Braga Rebello	2,457,099	755,943	3,213,042	2.464%
Sylvia Nabuco de Almeida Braga	2,457,099	755,943	3,213,042	2.464%
Antonio Carlos Dantas Mattos	386,310	337,404	723,714	0.555%
Marcos Pessoa de Queiroz Falcão	430,408	376,340	806,748	0.619%
Ney Villas-boas Marinho	1,490,696	724,172	2,214,868	1.698%
Antônio de Pádua Bittencourt Neto	2,225,538	1,482,552	3,708,090	2.843%
Alarico Silveira Neto	212,058	85,412	297,470	0.228%
Luciano Soares	39,148	274,834	313,982	0.241%
Brazil Silva I LLC	-	23,065,402	23,065,402	17.686%
Pedro Moreira Salles	8,237,920	4,359,884	12,597,804	9.660%
João Moreira Salles	8,237,920	2,898,882	11,136,802	8.540%
Walther Moreira Salles Júnior	8,237,920	1,924,880	10,162,800	7.793%
Lucas Espínola Moreira Salles	4,118,960	3,153,940	7,272,900	5.577%
André Espínola Moreira Salles	4,118,960	3,153,940	7,272,900	5.577%
Israel Vainboim	148	1,439,504	1,439,652	1.104%
Mauro Agonilha	-	2,121,274	2,121,274	1.627%
Eloy de Macedo	-	2,121,274	2,121,274	1.627%
Tomas Tomislav Antonin Zinner	-	1,045,710	1,045,710	0.802%
Roberto Konder Bornhausen	-	106,364	106,364	0.082%
Carlos Leoni Rodrigues Siqueira	-	243,502	243,502	0.187%
Total	65,903,656	64,508,844	130,412,500	100.0000%

Exhibit 1.4

PROMISSORY NOTE

No. 01/01

Principal Amount: R$[•]

Place of Issuance: São Paulo, Brazil

Date of Issuance: [•]

Maturity Date: [•]

By this single copy of Promissory Note, VOTORANTIM CELULOSE E PAPEL S.A., a joint-stock company enrolled with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 60.643.228/0001-21, with its principal place of business in the City and State of São Paulo, at Alameda Santos, 1.357, 8th floor (hereinafter referred to as “Debtor”), unconditionally promises to pay as of [•] to [Seller] (hereinafter referred to as “Creditor”), in cash and at the domicile of Creditor, in the City of [•], the amount of R$[•], upon presentation of this Promissory Note.

In the event of late payment of this Promissory Note, the amount due and payable under this Promissory Note shall be adjusted based on the reference rate of the Settlement and Custody Special System for Federal securities, accruing monthly and quoted by the Central Bank of Brazil (“Selic Rate”), or any other legal rate that may replace the Selic Rate, from the date of issuance of this Promissory Note to the date of actual payment hereof.

This Promissory Note is related to the Share Purchase Agreement executed on [•] [•], [•] by and between Debtor, as Buyer, and Creditor, as Seller.

São Paulo, [•] , [•].

Issuer:

VOTORANTIM CELULOSE E PAPEL S.A.

Exhibit 1.5(a)

Withholding Income Tax (IRRF) - Buyer

Group A Sellers

Shareholder	% IRRF
Haakon Lorentzen	0%
Erling Sven Lorentzen	0%
Ingeborg Lorentzen Ribeiro	0%
Victória Ragna Lorentzen Ribeiro	0%
GIF-II	0%
Oivind Harald Lorentzen	15%
Oivind Harald Lorentzen Trust	25%
Clear Water Navigation Ltd	25%
Thea Hack Lorentzen	15%
Lily Hack Lorentzen	15%
Claire W. Lorentzen	15%
Oivind H. H. Lorentzen	15%
Luke B.H. Lorentzen	15%
Evelyn Byrd L. Bell Trust	25%

Group B Sellers

Shareholder	% IRRF
Nalbra S, LLC	15%
Pedro Luiz Bodin de Moraes	15%
Sylvia Maria da Glória de Mello Franco Nabuco	0%
Maria do Carmo Nabuco de Almeida Braga	0%
Luis Antonio Nabuco de Almeida Braga	0%
Lúcia Nabuco de Almeida Braga Rebello	0%
Sylvia Nabuco de Almeida Braga	0%
Antonio Carlos Dantas Mattos	0%
Marcos Pessoa de Queiroz Falcão	0%
Ney Villas-boas Marinho	0%
Antônio de Pádua Bittencourt Neto	0%
Alarico Silveira Neto	0%
Luciano Soares	0%
Brazil Silva I LLC	15%
Pedro Moreira Salles	0%
João Moreira Salles	0%
Walther Moreira Salles Júnior	0%
Lucas Espínola Moreira Salles	0%
André Espínola Moreira Salles	0%
Israel Vainboim	0%
Mauro Agonilha	0%
Eloy de Macedo	0%
Tomas Tomislav Antonin Zinner	0%
Roberto Konder Bornhausen	0%
Carlos Leoni Rodrigues Siqueira	0%

Exhibit 1.5(b)

Banking Data for Payment to Sellers

Group A Sellers	Banking Data
	Bank	Branch	Account Number
Erling Sven Lorentzen	Unibanco (409)	0300	104787-1
Haakon Lorentzen	Unibanco (409)	0300	104158-5
Ingeborg Lorentzen Ribeiro	Unibanco (409)	0300	104788-9
Victoria Ragna Lorentzen Ribeiro	Unibanco (409)	0300	104789-7
GIF-II Fundo de Investimentos em Participações	Bradesco (237)	2856-8	588427-6

Oivind Harald Lorentzen	WACHOVIA NATIONAL BANK

CHARLOTTE, North Carolina 28288-1164, USA ABA Routing: 021-101-108

SWIFT: PNBPUS33

Acc. Name: Oivind Lorentzen III

Acc. Number: 8887655531

Oivind Harald Lorentzen

62 Southfield Avenue - Suite 212

Stamford – USA

Oivind Lorentzen Jr. Trust - Oivind Lorentzen III Fund	CORRESPONDENT BANK

HSBC BANK USA

500 Stanton Christiana Road, 2/OPS1,

Newark, Delaware, USA

SWIFT CODE: MRMDUS33

Fedwire ABA: 021001088

CHIPS ABA: 0108

BENEFICIARY BANK:

The Bank of Bermuda Limited

6 Front Street

Hamilton, Bermuda

CHIPS UID: 005584

S.W.I.F.T. CODE: BBDA BMHM

FURTHER CREDIT:

Account No: 010-165678-502

Account Name: Codan Trust Company Limited U.S. Dollar Trust Account

REFERENCE:

Matter No. 017040 / Oivind Lorentzen Jr. Trust – Oivind III Fund

Oivind Lorentzen Jr. Trust - Evelyn Bell Fund	CORRESPONDENT BANK:

HSBC BANK USA 500 Stanton Christiana Road, 2/OPS1 Newark, Delaware - USA

SWIFT CODE: MRMDUS33

Fedwire ABA: 021001088 CHIPS ABA: 0108

BENEFICIARY BANK: The Bank of Bermuda Limited

6 Front Street - Hamilton, Bermuda

CHIPS UID: 005584

S.W.I.F.T. CODE: BBDA BMHM

FURTHER CREDIT:

Account No: 010-165678-502

Account Name: Codan Trust Company Limited

U.S. Dollar Trust Account

REFERENCE: Matter No. 017040 / Oivind Lorentzen Jr. Trust - Evelyn Fund

Clearwater Navigation Limited	Beneficiary: 10052062 Clearwater Navigation Limited

Bank Code: ** COUTGB22A

Beneficiary Bank: Coutts and Co.

IPB-400, Strand

London WC2R OQS

Intermediary: Cert.# 348223

Thea Hack Lorentzen	WACHOVIA NATIONAL BANK

CHARLOTTE, North Carolina 28288-1164, USA

ABA Routing: 021-101-108

SWIFT: PNBPUS33

Acc. name: Oivind Lorentzen III

Acc. Number: 8887655531

Oivind Harald Lorentzen

62 Southfield Avenue - Suite 212

Stamford - USA

Lily Hack Lorentzen	WACHOVIA NATIONAL BANK

CHARLOTTE, North Carolina 28288-1164, USA

ABA Routing: 021-101-108

SWIFT: PNBPUS33

Acc. name: Oivind Lorentzen III

Acc. Number: 8887655531

Oivind Harald Lorentzen

62 Southfield Avenue - Suite 212

Stamford - USA

Claire Warwick Lorentzen	WACHOVIA NATIONAL BANK

CHARLOTTE, North Carolina 28288-1164, USA

ABA Routing: 021-101-108

SWIFT: PNBPUS33

Acc. name: Oivind Lorentzen III

Acc. Number: 8887655531

Oivind Harald Lorentzen

62 Southfield Avenue - Suite 212

Stamford - USA

Oivind Harald Hack Lorentzen	WACHOVIA NATIONAL BANK

CHARLOTTE, North Carolina 28288-1164, USA

ABA Routing: 021-101-108

SWIFT: PNBPUS33

Acc. name: Oivind Lorentzen III

Acc. Number: 8887655531

Oivind Harald Lorentzen

62 Southfield Avenue - Suite 212

Stamford – USA

Luke Byrd Hack Lorentzen	WACHOVIA NATIONAL BANK

CHARLOTTE, North Carolina 28288-1164, USA

ABA Routing: 021-101-108

SWIFT: PNBPUS33

Acc. name: Oivind Lorentzen III

Acc. Number: 8887655531

Oivind Harald Lorentzen

62 Southfield Avenue - Suite 212

Stamford - USA

Group B Sellers	Banking Data
	Bank	Branch	Account Number
Sylvia Maria da Glória de Mello Franco Nabuco	Unibanco (409)	0300	105.116-2
Maria do Carmo Nabuco de Almeida Braga	Unibanco (409)	0300	105.114-7
Luis Antonio Nabuco de Almeida Braga	Unibanco (409)	0300	104.202-1
Lúcia Nabuco de Almeida Braga Rebello	Unibanco (409)	0300	105.117-0
Sylvia Nabuco de Almeida Braga	Unibanco (409)	0300	105.118-8
Antonio Carlos Dantas Mattos	Unibanco (409)	0300	105.125-3
Marcos Pessoa de Queiroz Falcão	Itaú (341)	3789	05584-9
Ney Villas-Boas Marinho	Unibanco (409)	0300	105.256-6
Antônio de Pádua Bittencourt Neto	Unibanco (409)	0300	105.263-2
Alarico Silveira Neto	Bradesco (237)	2773-1	1430-3
Luciano Soares	Unibanco (409)	0300	105.414-1
Pedro Luiz Bodin de Moraes	Unibanco (409)	0300	104.227-8
Nalbra S, LLC	Unibanco (409)	0300	104.777-2
Brazil Silva I LLC	Unibanco (409)	0398	107.850-8
Pedro Moreira Salles	Unibanco (409)	0927	202.159-4
João Moreira Salles	Unibanco (409)	0927	202.161-0
Walther Moreira Salles Júnior	Unibanco (409)	0927	202.160-2
Lucas Espínola Moreira Salles	Unibanco (409)	0927	202.184-2
André Espínola Moreira Salles	Unibanco (409)	0927	202.185-9
Israel Vainboim	Unibanco (409)	0398	822.642-3
Mauro Agonilha	Unibanco (409)	0398	822.919-5
Eloy de Macedo	Unibanco (409)	0398	105.914-4
Tomas Tomislav Antonin Zinner	Unibanco (409)	0300	820.907-8
Roberto Konder Bornhausen	Unibanco (409)	0398	820.817-3
Carlos Leoni Rodrigues Siqueira	Unibanco (409)	0240	820.002-6

Exhibit 3.1.3(a)

Company Shares

Company Shareholder	Registered Common Shares (ON)
Arapar	62,300,207
São Teófilo	65,206,250
Total	127,506,457

Exhibit 3.1.3(b)

As a condition for the negotiations in progress between the Company and the financial institutions for purposes of reviewing the transactions they carried out with derivatives, the financial institutions may require Arapar and São Teófilo to encumber the Company shares they own so as to guarantee the obligations undertaken or that may be undertaken by the Company.

Accordingly, Arapar and São Teófilo, as holders of the Company shares, may enter into an agreement reflecting the provisions above, and Buyers of Arapar and São Teófilo shares undertake the obligation to cause the companies now acquired to comply with the obligation to encumber the Company shares now directly held by Arapar and São Teófilo as a guarantee of the obligations undertaken by the Company before the financial institutions.

It should be worthy of note that the encumbrance, so as to be effective, shall be subject to the prior approval of Arainvest Participações S.A. (Arainvest), by operation of a shareholders agreement executed on February 5, 2003.

Buyer hereby undertakes to obtain the approval of Arainvest, indemnifying, defending and holding Sellers harmless against any complaint or questioning, be it from Arainvest of from the Company's creditor financial institutions.

Buyer acknowledges that the guarantee to be granted shall not modify or exempt it from the obligation to pay the price of sale of Sellers’ indirect interest in the Company that is the subject matter of the Agreement, as well as that its granting comprises the indemnification included in sections 3.2.5 e 5.4 of the Agreement entered into by the parties.

Exhibit 3.1.4(a)

Arapar Trial Balance Sheet

ARAPAR S.A.

BALANCE SHEET

In Reais

1/19/2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	84,398.82.
Securities	3,452,354 01
Taxes recoverable	276,540.84
Taxes recoverable (provision)	11,252.79
Court deposits PIS/Cofins	1,038,508.44
4,863,054.90
PERMANENT ASSETS
Investments
In subsidiaries	345,556,271.16
Deferred charges	9,129,404.05
354,685,675.21
TOTAL ASSETS	359,548,730.11
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
PIS/Cofins	4,851,325.80
4,851,325.80
SHAREHOLDERS EQUITY
Capital stock	300,182,511.62
Capital reserves	32,941,379.20
Profit reserve	9,236,883.55
Retained earnings	13,773,379.46
Income for the year	(1,436,749.52)
354,697,404.31
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	359,548,730.11

(sgd)

Luiz Aranha Corrêa do Lago

Executive Officer

(sgd)

Ricardo Dutton Machado

Accountant

CRC-RJ 072704-O

ARAPAR S.A.

STATEMENT OF INCOME

In Reais

1/19/2008
OPERATING EXPENSES
Administrative expenses	(1,392,395.78)
Financial
Financial expenses	(72,936.96)
Financial revenues	28,583.22
(1,436,749.52)
OPERATING INCOME	(1,436,749.52)
INCOME BEFORE INCOME AND SOCIAL CONTRIBUTION TAXES AND REVERSAL OF INTEREST ON SHAREHOLDER’S EQUITY	(1,436,749.52)
NET INCOME FOR THE YEAR	(1,436,749.52)
NUMBER OF SHARES OF CAPITAL STOCK AT THE END OF THE YEAR – IN THOUSANDS	1,155,454
NET EARNINGS PER THOUSAND SHARES - R$	(1,243.45)

(sgd)

Luiz Aranha Corrêa do Lago

Executive Officer

(sgd)

Ricardo Dutton Machado

Accountant

CRC-RJ 072704-0

São Teófilo Trial Balance Sheet

São Teófilo Representação e Participações S.A.

C.N.P.J. - 03.214.652/0001-17

Trial Balance Sheet as of January 19, 2009

Reais
Assets

Current assets

Banks checking account	1,220.95

Securities	3,914,258.63

Tax credits	6,361,975.08
10,277,454.66

Long-term receivables
Deferred income and social contribution taxes	6,049,297.26
6,049,297.26

Permanent assets

Investments	361,675,021.20

Deferred charges	59,544,003.48
421,219,024.68
Total assets	437,545,776.60
Liabilities

Long-term liabilities
Legal proceedings - PIS and COFINS	3,914,272.92
3,914,272.92
Shareholders' equity
Capital stock	433,097,925.00

Capital reserve	20,331.84

Profit reserve	1,800,563.43

Loss for the period	(1,287,316.59)
433,631,503.68

Total liabilities	437,545,776.60

(sgd)

(sgd)

Marcelo Negreti Gomes

CRC No. 1 PR 048362/O6 S SP

CPF No. 673.685.739-20

Exhibit 3.1.4 (b)

Arapar’s Proceedings

A) Administrative Proceedings

1-CASE No. 10070.001877/2003-07

Interested party: Arapar S/A

Subject: DCTF - Opposition

2-CASE No. 10070.000812/2002-55

Interested party: Lorenpar S/A

Subject: Tax Assessment Notice - DCTF

3-CASE No. 10070.001876/2003-54

Interested party: Lorenpar S/A

Subject: DCTF - Opposition

4-CASE No. 10070.001984/2002-46

Interested party: Lorenpar S/A

Subject: Tax Assessment Notice - DCTF

5-CASE No. 10070.002246/2001-35

Interested party: Lorenpar S/A

Subject: Tax Assessment Notice - DCTF

6-CASE No. 10070.001982/2002-57

Interested party: Lorentzen Empreendimentos S/A

Subject: DCTF Opposition

7-CASE No. 10070.001981/2002-11

Interested party: Lorentzen Empreendimentos S/A

Subject: DCTF Opposition

8-CASE No. 10070.002241/2001-11

Interested party: Lorentzen Empreendimentos S/A

Subject: DCTF Opposition

9-CASE No. 10070.002885/2002-81

Interested party: Lorentzen Empreendimentos S/A

Subject: Request for reimbursement of corporate income tax (IRPJ) combined with request for set off

10-CASE No. 10070.001250/2003-48

Interested party: Lorentzen Empreendimentos S/A

Subject: Request for reimbursement of corporate income tax (IRPJ) combined with request for set off

11-CASE No. 11543.000097/98-90

Interested party: Lorenpar S/A

Subject: Request for reimbursement of corporate income tax (IRPJ) combined with request for set off

12-CASE No. 10070.100328/2007-30

Interested party: Lorentzen Empreendimentos S/A

Subject: Request for payment of social contribution on net profit (CSLL) debits in installments

13-CASE No. 18471-001.738/2005-26

Interested party: Lorentzen Empreendimentos S/A

Subject: Undue deduction of expenses from IRPJ tax basis

14-CASE No. 10070.001872/2003-76

Interested party: Lorentzen Empreendimentos S/A

Subject: DCTF - Opposition

15-CASE No. 10070.001425/2001-55

Interested party: Arapar S/A

Subject: Request for reimbursement of corporate income tax (IRPJ) combined with request for set off

16-CASE No. 15374.004980/2001-38

Interested party: Lorentzen Empreendimentos S/A

Subject: Assessment resulting from absence of calculation of expenses with credit card (IRPJ)

17-CASE No. 15374.004979/2001-11 (origin: Federal Public Prosecutors’ Office (MPF) 0719000/1302/01)

Interested party: Lorentzen Empreendimentos S/A

Subject: Assessment resulting from absence of calculation of expenses with credit card (CSLL)

18-CASE No. 10070000850/2003-99

Interested party: Lorentzen Business Development Ltda.

Subject: Request for reimbursement of corporate income tax (IRPJ) combined with request for set off

19-CASE No. 10070000852/2003-88

Interested party: Lorentzen Business Development Ltda.

Subject: Set off of Social Integration Program (PIS) debits against PIS credits

20-CASE No. 10070000908/2003-02

Interested party: Lorentzen Empreendimentos S/A

Subject: Request for reimbursement of corporate income tax (IRPJ) combined with request for set off

21-CASE No. 10070002115/2004-09

Interested party: Arapar S/A

Subject: Request for reimbursement of corporate income tax (IRPJ) combined with request for set off

22-CASE No. 10070002113/2004-10

Interested party: Arapar S/A

Subject: Request for reimbursement of CSLL combined with request for set off

23-CASE No. 10070002114/2004-56

Interested party: Arapar S/A

Subject: Request for reimbursement of corporate income tax (IRPJ) combined with request for set off

24-CASE No. 10070.002245/2001-91

Interested party: Caravelas Participações S/A

 Subject: DCTF - Opposition

25-CASE No. 10070.001873/2003-11

Interested party: Brusara Participações Ltda.

Subject: DCTF - Opposition

26-CASE No. 10768.001486/2002-55

Interested party: Brusara Participações Ltda.

Subject: DCTF - Opposition

27-CASE No. 10768.004927/2002-71

Interested party: Brusara Participações Ltda.

Subject: DCTF - Opposition

28-CASE No. 1768.010692/2002-56

Interested party: Brusara Participações Ltda.

Subject: DCTF - Opposition

29-CASE No. 10070.001871/2003-21

Interested party: Jarapar Participações Ltda.

Subject: DCTF - Opposition

30-CASE No. 10768.001485/2002-19

Interested party: Jarapar Participações Ltda.

Subject: DCTF - Opposition

31-CASE No. 10768.0014872002-08

Interested party: Jarapar Participações Ltda.

Subject: DCTF - Opposition

32-CASE No. 1768.010691/2002-10

Interested party: Jarapar Participações Ltda.

Subject: DCTF - Opposition

33-CASE No. 1768.010693/2002-09

Interested party: Jarapar Participações Ltda.

Subject: DCTF - Opposition

B) Legal Proceedings

1-ORDINARY ACTION No. 2004.5101009159-5

Parties: LORENTZEN EMPREENDIMENTOS S.A., ARAPAR S/A AND LORENPAR S/A X CAIXA ECONÔMICA FEDERAL

Court: 18th FEDERAL COURT/State of Rio de Janeiro

2-ORDINARY ACTION No. 2005.5101011519-1

Parties: LORENTZEN EMPREENDIMENTOS S.A., CAMOCIM ADMINISTRADORA S/A, NORBRASA EMPREENDIMENTOS S/A E ARAPAR S/A AND LORENPAR S/A X UNIÃO FEDERAL

Court: 7th FEDERAL COURT/State of Rio de Janeiro

3-WRIT OF MANDAMUS No. 200451010251057/ INTERLOCUTORY APPEAL No. 2005.02010023142/APPEAL No. 2004.51010251057

Parties: LORENTZEN EMPREENDIMENTOS S.A., ESL EMPREENDIMENTOS S.A, ARAPAR S/A, LORENPAR S/A, NEBRA PARTICIPAÇÕES LTDA AND TIBA PARTICIPAÇÕES LTDA X FEDERAL REVENUE OFFICE OF RIO DE JANEIRO.

Court: 30th FEDERAL COURT/State of Rio de Janeiro

4-ORDINARY ACTION No. 00.0716820-9 / MOTION TO STAY EXECUTION No. 96.0020887-5 CIVIL APPEAL No. 98.02.04545-4

Parties: LORENTZEN EMPREENDIMENTOS S.A., NORENO COM. E IND. S/A, NORSUL OFFSHORE S/A, RIOBROKER (LORENTZEN, PLATOU E FIGUEIREDO), ELKEM LTDA. AND CIA DE NAVEGAÇÃO NORSUL X NATIONAL TELECOMMUNICATIONS FUND

Court: 6th FEDERAL COURT / 4th SPECIAL PANEL

5-ORDINARY ACTION No. 910007789-5 / MOTION TO STAY EXECUTION No. 950044134-9 / CIVIL APPEAL No. 97.0241088-6

Parties: LORENTZEN EMPREENDIMENTOS S.A. AND NORSUL OFFSHORE S/A X FEDERAL GOVERNMENT

Court: 28th FEDERAL COURT/3rd SPECIALIZED PANEL OF THE REGIONAL FEDERAL COURT (TRF) – 2nd REGION

6-ORDINARY ACTION No. 2004.51.01.011385-2 / CIVIL APPEAL NO. 2004.51.01.011385-2

Parties: LORENTZEN EMPREENDIMENTOS S.A., ARAPAR S/A AND LORENPAR S/A X CAIXA ECONÔMICA FEDERAL

Court: 19th FEDERAL COURT/State of Rio de Janeiro

7-ORDINARY ACTION No. 2006.51.01.009470-2 / CIVIL APPEAL No. 2006.51.01.009470-2

Parties: NEBRA PARTICIPAÇÕES LTDA AND TIBA PARTICIPAÇÕES LTDA X FEDERAL GOVERNMENT

Court: 12th FEDERAL COURT/State of Rio de Janeiro

8-WRIT OF MANDAMUS No. 200651010137981/APPEAL No. 200651010137981

Parties: NORBRASA EMPREENDIMENTOS S.A. X FEDERAL REVENUE OFFICE OF RIO DE JANEIRO

Court: 3rd FEDERAL COURT/State of Rio de Janeiro

9-TAX EXECUTION No. 2007.51.01.530488-0

Parties: NATIONAL TREASURY X NORBRASA EMPREENDIMENTOS S.A.

Court: 1st FEDERAL TAX EXECUTION COURT OF RIO DE JANEIRO

São Teófilo’s Proceedings

A)  Administrative Proceedings

1-CASE No. 10768.018070/89-19

Interested party: Vertex Participações S.A.

Subject: Miscellaneous Legal Matters - Other

2-CASE No. 10768.027520/89-56

Interested party: Vertex Participações S.A.

Subject: Tax – Actions filed against the National Treasury

3-CASE No. 10070.002247/2001-80

Interested party: Vertex Participações S.A.

Subject: Tax Assessment Notice - DCTF

4-CASE No. 10070.000809/2002-31

Interested party: Vertex Participações S.A.

Subject: Tax Monitoring Control Division - DERAT-RJO

5-CASE No. 10070.000808/2002-97

Interested party: Vertex Participações S.A.

Subject: Tax Monitoring Control Division - DERAT-RJO

6-CASE No. 10070.001392/2007-39

Interested party: Vertex Participações S.A.

Subject: Information and Complaint - IRPJ

7-CASE No. 10070.002253/2001-37

Interested party: Vitória Participações S.A.

Subject: Tax Assessment Notice - DCTF

8-CASE No. 10070.000810/2002-66

Interested party: Vitória Participações S.A.

Subject: Tax Assessment Notice - DCTF

9-CASE No. 10070.001978/2002-99

Interested party: Vitória Participações S.A.

Subject: Tax Assessment Notice - DCTF

10-CASE No. 10070.001868/2003-16

Interested party: Vitória Participações S.A.

Subject: DCTF - Opposition

11-CASE No. 13710.000526/2007-18

Interested party: Vitória Participações S.A.

Subject: Low Business Activity - Tax Matters

B)  Legal Proceedings

1-WRIT OF MANDAMUS No. 2006.61.00.015123-6

Parties: São Teófilo Representação e Participações S/A X Federal Revenue Office for Inspection in São Paulo

Court: 9th Federal Court/State of São Paulo

2-TAX EXECUTION No. 2008.51.01.503044-9

Party: Vitória Participações S/A

Court: 3rd Federal Execution Court /State of Rio de Janeiro

Exhibit 3.2.5

1.      ALARICO SILVEIRA NETO, Brazilian, married, lawyer, enrolled with the Individual Taxpayers Register of the Ministry of Finance under No. 239.065.457-68 and with the Brazilian Bar Association, Rio de Janeiro Chapter, under OAB/RJ 19.155, domiciled in the City of Rio de Janeiro, State of Rio de Janeiro, at Av. Presidente Wilson No. 231, 9th floor;

2.      ALEX HARRY HEAGLER, Brazilian, married, economist, bearer of identity card No. 946.928-IFP/RJ and enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 004.864.347-53, domiciled in the City and State of Rio de Janeiro, at Rua Visconde de Pirajá No. 250, 4th floor;

3.           ANTONIO CARLOS DANTAS MATTOS, Brazilian, divorced, economist, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 272.521.327-49 and with the CORECON-1st Region under No. 7.770, domiciled in the City of Rio de Janeiro, State of Rio de Janeiro, at Av. Presidente Wilson No. 231, 9th floor;

4.           CARLOS JURGEN TEMKE, Brazilian, single, mechanical engineer, bearer of identity card No. 04.261.721-7, issued by IFP/RJ, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 610.818.507-44, resident and domiciled in this city, at Av. Augusto Severo No. 8, 7th floor;

5.           ELIEZER BATISTA DA SILVA, Brazilian, married, civil engineer, enrolled with the Engineering and Architecture Council under CREA No. 7008-D-5th Region, bearer of identity card No. M/524.000-SSP/MF and enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF 607.40.50763, domiciled in the City and State of Rio de Janeiro, at Av. Graça Aranha No. 01, 6th floor;

6.           ELOY DE MACEDO, Brazilian, married, lawyer, domiciled in the City of São Paulo, State of São Paulo, at Av. Eusébio Matoso No. 891, 22nd floor, bearer of identity card OAB/SP 71.184 and enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 045.868.678-68;

7.           FERNANDO OCTÁVIO MARTINS ALVES, Brazilian, married, engineer, bearer of identity card No. 2.434.900-IFP/RJ, enrolled with the Individual Taxpayers’ Register of the Ministry of Finance under CPF/MF No. 129.014.907-00, domiciled in the City and State of Rio de Janeiro, at Av. Augusto Severo No. 8, 7th floor;

8.           FERNANDO ROBERTO MOREIRA SALLES, Brazilian, married, industrialist, domiciled in the City of São Paulo, State of São Paulo, at Av. Eusébio Matoso No. 891, 22nd floor, bearer of identity card RG No. 2.066.712-7 SECC/RJ and enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 002.938.068-53;

9.           HAAKON LORENTZEN, Norwegian, married, business man, bearer of identity card for foreigners RNE No. W-2064-10-E, issued by SE/DPMAF/DPF, enrolled with the Individual Taxpayers’ Register of the Ministry of Finance under CPF/MF 667.258.797-72, domiciled in the City and State of Rio de Janeiro, at Av. Augusto Severo No. 8, 7th floor;

10.         IGNÁCIO FERRAZ DE SÁ FREIRE JÚNIOR, Brazilian, judicially separated, accountant, bearer of identity card CRC/RJ No. 23.554-9, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 298.041.837-49, all of them resident and domiciled in this city, at Av. Augusto Severo No. 8, 7th floor;

11. LUCIANO SOARES, Brazilian, married under the complete separation of assets regime, economist, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 007.555.737-14, bearer of identity card No. 07.823.930-8, issued by IFP/RJ, domiciled in the City of Rio de Janeiro, State of Rio de Janeiro, at Av. Presidente Wilson No. 231, 9th floor;

12.         LUIZ ARANHA CORRÊA DO LAGO, Brazilian, married, economist, bearer of identity card No. 2.259.223, issued by IFP/RJ, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 375.703.317-53, resident and domiciled in this city, at Av. Augusto Severo No. 8, 7th floor; and

13.         MAURO AGONILHA, Brazilian, married, accountant, domiciled in the City of São Paulo, State of São Paulo, at Av. Eusébio Matoso No. 891, 22nd floor, bearer of identity card RG No. 6.462.154-6 SSP/SP and enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 577.141.008-00;

Exhibit 4.3

Request for Withdrawal of Arapar’s Tax Actions

1-WRIT OF MANDAMUS No. 200451010251057/ INTERLOCUTORY APPEAL No. 2005.02010023142/APPEAL No. 2004.51010251057

Parties: LORENTZEN EMPREENDIMENTOS S.A., ESL EMPREENDIMENTOS S.A, ARAPAR S/A, LORENPAR S/A, NEBRA PARTICIPAÇÕES LTDA AND TIBA PARTICIPAÇÕES LTDA X FEDERAL REVENUE OFFICE OF RIO DE JANEIRO.

Court: 30th FEDERAL COURT/State of Rio de Janeiro

All pages are initialed.

san/rat/textos6a/voto26.doc

5/26/09